EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL REPORTS FIRST QUARTER RESULTS FOR 2007
Company adds $4.8 million to backlog during the quarter and obtains multiple consulting engagements for eClinical implementations since the beginning of 2007
CLEVELAND, Ohio, May 9, 2007...DATATRAK International, Inc. (NASDAQ: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the first quarter of 2007.
     For the three months ended March 31, 2007, revenue decreased approximately 21% to $3,542,000 and the Company reported a net loss of $(1,895,000), or $(0.16) per share on both a basic and diluted basis. These results compared with revenue of $4,501,000 and a net loss of $(81,000), or $(0.01) per share on both a basic and diluted basis, in the first quarter of 2006.
     Non-cash expense items incurred in the first quarter of 2007 totaled $481,000, including $345,000 of depreciation and amortization related to intangible assets and software acquired in a February 2006 business purchase and $136,000 of stock-based compensation expense. Similar non-cash expense items incurred in the first quarter of 2006 totaled $365,000.
     DATATRAK’s backlog at March 31, 2007 was $13.5 million and backlog currently stands at approximately $13.6 million. This compares to a backlog of $12.2 million at December 31, 2006. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.
     “In our fourth quarter and 2006 full year financial release and conference call, we made every effort to prepare shareholders for the expected unattractiveness of our financial results for the first quarter”, stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “Notwithstanding these results, we continue to lay meaningful foundations which we are confident will yield commensurate financial results in the latter part of 2007 and into 2008.”
     Continuing, “During the first quarter we announced the selection of DATATRAK eClinical as the standard platform for all future clinical trials at a multibillion dollar North American client. Work has begun on the first clinical trial for this customer and the Master Services Agreement is in the final stages of closure. Growing acceptance and interest for our consulting capabilities with the eMerge Program is now developing business leads that will become a meaningful component of revenue during the second half of 2007 and will provide additional revenue growth momentum in 2008.”

     Continuing, “Last week we announced the first client, another multibillion dollar customer, has successfully undergone the “first phase” of Enterprise Transfer with the eClinical platform. Over the past several years we have trained several clients on the Version 4.0 EDC product on Technology Transfer, but this customer last week is the first to embark upon this effort with the broader eClinical platform. In the first phase of Enterprise Transfer clients can do their own study design from our data center in an ASP manner but still need assistance from our technical team to administrate users and enter studies into production mode. The launch of full Enterprise Transfer capability, which is when everything can be done remotely by our clients without the assistance of our technical team, is scheduled for June’s DIA Meeting, which should, by all accounts, be a landmark show for DATATRAK.”
     Concluding, “Despite these and a number of other positive developments and continuing trends that bode well for the longer term, we continue to suffer near term from what we have been referring to recently as our transition period, which is the time required for the cumulative momentum of our expanding customer base and large pipeline of anticipated new trials using predominately our eClinical platform to overcome the successful winding down of trials that have been running on our Version 4 platform. At this time, we believe that sequential quarter over quarter revenue growth will begin in the latter part of this year. This will occur from a growing volume of trials from both new and current customers that are expected to transition from our pipeline into production during the balance of the year. Currently we are examining and will be selectively acting upon our cost structure in order to minimize effects on expenses and cash flow until this transition period is behind us.”
     The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 412-858-4600 a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s web site by clicking the button labeled “Click here for Live Web Cast, 1st Quarter Earnings Call” on the Company’s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.
     A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on May 9, 2007 and will run until 9:00 a.m. ET on May 17, 2007. The phone replay can be accessed by dialing 412-317-0088 (access code 405345). To access the web cast replay go to the Company’s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 1st Quarter Earnings Call.”
     DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 17 drugs and devices that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.
     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black	Neal Feagans
President and Chief Executive Officer	Chief Financial Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x110	303/449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31, 2007	December 31, 2006
Cash and investments	$12,653,976	$5,015,577
Accounts receivable, net	1,874,766	2,226,317
Property & equipment, net	4,476,207	4,736,233
Deferred tax assets	1,715,200	1,858,800
Intangible assets, net	1,688,373	1,914,206
Goodwill	10,863,383	10,863,383
Other	500,126	605,666

Total assets	$33,772,031	$27,220,182

Accounts payable and other current liabilities	$3,890,138	$3,709,485
Long-term liabilities	4,838,072	5,446,703
Shareholders’ equity	25,043,821	18,063,994

Total liabilities and shareholders’ equity	$33,772,031	$27,220,182

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
	2007	2006
Revenue	$3,542,095	$4,500,868
Direct costs	1,337,471	1,171,876

Gross profit	2,204,624	3,328,992

Selling, general and administrative expenses	3,422,671	2,981,212
Depreciation and amortization	622,403	438,682

Loss from operations	(1,840,450)	(90,902)

Interest income	70,192	81,101
Interest expense	(98,669)	(50,269)

Loss before income taxes	(1,868,927)	(60,070)

Income tax expense	26,300	21,000

Net loss	$(1,895,227)	$(81,070)

Net loss per share:
Basic:
Net loss per share	$(0.16)	$(0.01)

Weighted average shares outstanding	11,858,949	10,845,627

Diluted:
Net loss per share	$(0.16)	$(0.01)

Weighted average shares outstanding	11,858,949	10,845,627